Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated September 29, 2023, is entered into by and between Howard Hughes Holdings Inc., a Delaware corporation (“HHH”), and Anton Nikodemus (the “Executive”).

RECITALS

WHEREAS, the parties desire to enter into and be bound by this Agreement.

WHEREAS, the Executive shall initially be employed by HHH, but as soon as a to-be-formed company with the working name of “Seaport Entertainment Corp.” (“Seaport”) is publicly listed on a nationally recognized exchange, he will become employed by Seaport.

WHEREAS, during the time that Executive is employed by HHH, the term “Company” in this Agreement shall mean HHH.

WHEREAS, during the time that Executive is employed by Seaport, the term “Company” in this Agreement shall mean Seaport.

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.            Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to work in the employ of the Company, subject to the terms and conditions, rights and obligations of this Agreement, for the period commencing no later than January 2, 2024 (the “Effective Date”) and ending, unless terminated earlier pursuant to Section 3 hereof, on the fifth (5th) anniversary of the Effective Date (the “Employment Period”). No later than seven (7) days after Executive’s employment begins, the parties shall append the attached Exhibit A to the Agreement stating the agreed upon Effective Date. Thereafter, the Employment Period shall renew automatically additional periods of one (1) year, unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. Notwithstanding anything herein to the contrary, this Agreement shall become null and void, ab initio, in the event the Executive does not commence employment with the Company, for any reason, on or prior to Effective Date.

2.            Terms of Employment.

(a)            Position and Duties.

(i)            During the Employment Period, the Executive shall serve as Chief Executive Officer of HHH Seaport Division, and on the date Seaport begins being publicly listed on a nationally recognized exchange will become Chief Executive Officer of Seaport. Executive’s job duties and responsibilities as Chief Executive Officer of HHH Seaport Division and Chief Executive Officer of Seaport include the management of all matters related to the Seaport region, including the Jean George-related joint venture and related projects, the Aviators minor league baseball team, and the Fashion Show air rights, with such authority, duties and responsibilities as are normally attendant to such position and such other duties commensurate with this position that may be reasonably assigned by the Company’s Board of Directors (the “Board”). During his employment at HHH, the Executive shall report to the Board of HHH. During his employment at Seaport, the Executive shall report to the Board of Seaport. Within thirty (30) days of Seaport being publicly listed on a nationally recognized exchange, the Executive shall be appointed as a director on the Board of Seaport, and Seaport shall nominate the Executive for election to the Board at each annual stockholders’ meeting of Seaport that occurs during the Employment Period.

(ii)            During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of his business attention and time to the business and affairs of the Company, and to use his reasonable best efforts to perform such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on civic or charitable boards or committees, (B) manage personal and family investments, and (C) engage in lectures or teaching, so long as any such activities referenced in Section 2(a)(ii)(A)-(C) do not, individually or in the aggregate, interfere with the discharge of the Executive’s responsibilities pursuant to this Agreement; provided, however, for the avoidance of doubt, during the Employment Period, the Executive shall not hold any other management positions at other companies or any other entities.

(b)            Compensation.

(i)            Annual Base Salary. During the Employment Period, unless increased by the Board in its sole discretion, the Executive shall receive an annual base salary of ONE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($1,250,000) (the “Annual Base Salary”), payable in equal installments in accordance with the Company’s normal payroll practice for its senior executives, subject to the Executive’s continued employment with the Company.

(ii)            Annual Bonus. Commencing in 2024, and continuing during each subsequent calendar year of the Employment Period, the Executive shall be eligible for an annual cash bonus (the “Annual Bonus”) in the targeted amount of ONE HUNDRED PERCENT (100%) of Annual Base Salary (the “Target Bonus Amount”), which shall be awarded each year during the Employment Period by the Compensation Committee of the Board (the “Compensation Committee”) based upon its evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time (the “Annual Bonus Performance Metrics”). The amount of the Annual Bonus that shall be paid to Executive each year shall be determined by the Compensation Committee based on the achievement of the Annual Bonus Performance Metrics; provided, however, that, if the Compensation Committee establishes a minimum overall performance goal that is required to be achieved for the Executive to be eligible to receive any Annual Bonus in respect of a calendar year, and that minimum overall goal is achieved for such calendar year, then the Annual Bonus for such calendar year shall be equal to at least FIFTY PERCENT (50%) of the Target Bonus Amount, but not more than ONE-HUNDRED AND FIFTY PERCENT (150%) of the Target Bonus Amount. The Annual Bonus for each year shall be paid to the Executive as soon as reasonably practicable following the end of such year and at the same time that other senior executives of the Company receive bonus payments, but in no event later than March 15 following the end of the calendar year to which such Annual Bonus relates.

(iii)            Initial Seaport LTIP Award. As soon as reasonably practicable following the date that Seaport begins trading on a nationally recognized exchange and has filed a Form S-8, Seaport will award Executive an initial LTIP Award having an initial value of TEN MILLION DOLLARS ($10,000,000) (calculated based on a volume weighted average trading price for the first five (5) days that Seaport is traded on a nationally recognized exchange) and cliff vests on the five year anniversary of the date Seaport begins trading on a nationally recognized exchange (such award, the “Seaport LTIP Award”). One-third (1/3rd) of the Seaport LTIP Award will be granted in the form of restricted stock; one-third (1/3rd) of the Seaport LTIP Award will be granted in the form of an option to purchase shares of Seaport at the fair market value of Seaport as of the date of grant; and one-third (1/3rd) of the Seaport LTIP Award will be granted in the form of an option to purchase shares of Seaport at a price equal to one hundred and fifty percent (150%) of the fair market value of Seaport on the date of grant. The Seaport LTIP Award will be contingent upon approval of Seaport’s Compensation Committee and/or Board of Directors and subject to the terms and conditions of Seaport’s equity incentive plan and the applicable award agreements issued thereunder.

(iv)            Initial LTIP Award. On the Effective Date, the Company awarded the Executive an initial Annual LTIP Award under the Company’s Amended and Restated Incentive Plan (the “Incentive Plan”) with an aggregate targeted grant value of TWO MILLION AND FOUR HUNDRED THOUSAND DOLLARS ($2,400,000), consisting of restricted stock of the Company. The foregoing award is subject to the terms and conditions of the Incentive Plan and the applicable award agreements issued thereunder (including, without limitation, the vesting terms contained therein). This award shall provide for pro rata time vesting over three years in accordance with the terms of the applicable award agreement.

(v)            Cash Bonus. The Executive shall receive a cash bonus in the amount of ONE MILLION DOLLARS ($1,000,000) in February 2024.

(vi)            Relocation. The Executive agrees to relocate his principal residence to the New York City, New York metropolitan area no later than twelve (12) months following the Effective Date. The Company shall provide the Executive with (A) reimbursement for temporary housing for Executive up to twelve (12) months after commencement of employment, provided that the allowance shall cease upon close of the sale of Executive’s residence located in Henderson, Nevada; (B) reimbursement for all documented incurred expenses related to all aspects of Executive’s relocation not to exceed $200,000, including but not limited to closing costs for Executive’s sale of Executive’s Henderson, Nevada residence and closing costs for purchase of residence in the New York City, New York metropolitan area; full-service full packing and unpacking of Executive’s and Executive’s family’s personal property; transport of Executive’s vehicles; and travel costs for Executive and Executive’s family related to relocation efforts and obligations related thereto.

(vii)            Indemnification. Beginning on the Effective Date, the Company and the Executive will enter into an indemnification agreement on substantially the same terms as the indemnification agreements entered into by the Company and each of its directors, officers and senior executives. Thereafter, as promptly as practicable after Seaport begins being publicly listed on a nationally recognized exchange, the Company and the Executive will enter into an indemnification agreement on substantially the same terms as the indemnification agreements entered into by the Company and each of its directors, officers and senior executives. In addition, to the extent not covered by such indemnification agreement or the Company’s other directors and officers indemnification arrangements, the Company shall indemnify the Executive for any losses, costs, or expenses (including reasonable and documented attorneys’ fees) actually incurred by the Executive in connection with the Executive’s execution of certain liquor licenses on behalf of the Company (or one or more of its subsidiaries) in New York City, New York, to the fullest extent permitted by the Company’s organizational documents and applicable law.

(c)            Benefits. During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee welfare benefit plans, practices, policies and programs and fringe benefits to the extent applicable generally and on a basis no less favorable than that provided to other senior officers of the Company, including, without limitation, health, medical, dental, long-term disability and life insurance plans. The Executive shall be entitled to paid annual vacation totaling four (4) weeks per calendar year in accordance with the Company’s vacation policy in effect from time to time.

(d)            Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive in connection with the business affairs of the Company and the performance of the Executive’s duties hereunder, in accordance with Company policy as in effect from time to time.

(e)            Business Travel. Notwithstanding the foregoing, to the extent that the Executive is required to travel during the Employment Period in connection with the Executive’s duties and responsibilities hereunder, the Company shall, in accordance with Company policy as in effect from time to time, reimburse the Executive as follows:  (i) for first class commercial air travel for the Executive (and the Executive’s spouse, if the Executive’s spouse’s presence is required for Company events, consistent with the Company’s general policies); and (ii) for first-class hotel accommodations.

3.            Termination of Employment.

(a)            Death or Permanent Disability. The Executive’s employment shall terminate automatically upon the Executive’s death or if the Executive suffers a Permanent Disability. For purposes of this Agreement, “Permanent Disability” means the inability of the Executive to perform the essential functions of his job with the Company by reason of a medically determinable physical or mental impairment that can be expected to last for sixty (60) or more consecutive days or more than ninety (90) days during any three hundred sixty-five (365) day period, as determined by a duly licensed physician. If the Executive suffers a Permanent Disability during the Employment Period, the Company may give to the Executive written notice, in accordance with Section 12(b), of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after the Executive’s receipt of such notice by the Company, provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. The Executive shall fully cooperate in connection with the determination of whether a Permanent Disability exists.

(b)            Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean, as determined in good faith by a unanimous vote (excluding the Executive if he is then a member of the Board) of the Board at a meeting of the Board held for such purpose, and where the Executive and the Executive’s counsel had an opportunity (on at least 15 days prior notice) to be heard before the Board, the Executive’s:

(i)            conviction, plea of guilty or no contest to any felony;

(ii)            gross negligence or willful misconduct in the performance of the Executive’s duties;

(iii)            drug addiction or habitual intoxication;

(iv)            commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, material violation of law or a material act of dishonesty against the Company, in each case that the Board determines was willful;

(v)            material and continued breach of this Agreement, after notice for substantial performance is delivered by the Company in writing that identifies in reasonable detail the manner in which the Company believes the Executive is in breach of this Agreement;

(vi)            willful material breach of Company policy or code of conduct; or

(vii)            willful and continued failure to substantially perform his duties hereunder (other than such failure resulting from the Executive’s incapacity due to physical or mental illness);

provided, however, that in each case the Company shall provide the Executive with written notice that an event constituting Cause has occurred (such notice to be provided within sixty (60) days of the initial occurrence of such event) and specifying the details of such event. With respect to any events described under Sections 3(b)(ii), (v), (vi) or (vii) above, the Executive shall be given thirty (30) days from his receipt of written notice to cure such events. If the Executive cures an event during such period that would otherwise constitute Cause, then the Company will have no right to terminate the Executive’s employment for Cause. For purposes of this provision, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted not in good faith or without reasonable belief that the act or omission was in the best interests of the Company. Any act or omission by the Executive based upon a resolution duly adopted by the Board or advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company. This Section 3(b) shall not prevent the Executive from challenging whether the Board acted in good faith in determining that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination in accordance with the procedures set forth in Section 10. In addition, and for the avoidance of doubt, the burden of proof regarding the existence of Cause shall be on the Company.

(c)            Good Reason. The Executive may terminate the Executive’s employment during the Employment Period for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s written consent:

(i)            a material diminution in the Executive’s base compensation;

(ii)            a material diminution in the Executive’s authority, duties or responsibilities;

(iii)            the Executive no longer reports directly to the Board;

(iv)            any other action or inaction that constitutes a material breach by the Company of this Agreement; or

(v)            any requirement that the Executive relocate or maintain his Principal Location more than fifty (50) miles from New York, New York;

provided, however, that in each case the Executive must provide the Company with written notice that an event constituting Good Reason has occurred (such notice to be provided within sixty (60) days of the initial occurrence of such event) and specifying the details of such event. With respect to any events described under Section 3(c)(i), (ii), (iv) or (v) above, the Company shall be given thirty (30) days from its receipt of written notice to cure such events. If the Company cures an event during such period that would otherwise constitute Good Reason, then the Executive will have no right to terminate his employment for Good Reason. Following the occurrence of a Change in Control (as defined below), any claim by the Executive that Good Reason exists shall be presumed to be valid and correct unless an AAA arbitrator determines, in accordance with Section 10, that the Company has established by clear and convincing evidence that Good Reason does not exist. A termination of the Executive’s employment for Good Reason in accordance with this Section 3(c) is intended to be treated as an involuntary separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)            Without Cause. Subject to the provisions of this Agreement, the Company shall have the right to terminate the Executive’s employment hereunder without Cause by providing the Executive with sixty (60) days’ prior written Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(e)            Without Good Reason. The Executive will have the right to voluntarily terminate his employment hereunder without Good Reason by providing the Company with sixty (60) days’ prior written Notice of Termination, and such voluntary termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(f)            Notice of Termination. Any termination by the Company or by the Executive shall be communicated by providing Notice of Termination to the other party hereto given in accordance with Section 12(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) the contemplated date of termination.

4.            Obligations of the Company upon Termination.

(a)            Non-Change in Control Termination (Other than Non-Renewal). If (1) during the Employment Period, the Company shall terminate the Executive’s employment without Cause (and other than upon the Executive’s death or Permanent Disability) or (2) during the Employment Period, the Executive shall terminate his employment for Good Reason, the Company shall have no further obligations to the Executive except as follows:

(i)            the Company shall pay or provide the Executive, to the extent not theretofore paid, as soon as practicable after the date of termination (but in no event later than 60 days after the date of termination): (A) accrued Annual Base Salary and vacation pay through the date of termination; (B) any reimbursement to which the Executive is entitled pursuant to Company policy, but which was not reimbursed prior to the date of termination; and (C) any other earned but unpaid outstanding compensatory arrangements ((A), (B) and (C)), together, the “Accrued Benefits”);

(ii)            the Company shall pay the Executive at the normally scheduled time an amount equal to the product of (x) the Target Bonus Amount multiplied by (y) a fraction, the numerator of which is the number of days of during such calendar year that the Executive was employed by the Company and the denominator of which is 365 (the “Prorated Bonus”);

(iii)            the Company shall pay the Executive, on the 60th day following the date of termination, a lump sum amount equal to the product of one times (1x) the sum of (A) the Annual Base Salary (which shall be the Annual Base Salary prior to any reduction if the termination is for Good Reason because of a reduction in the Annual Base Salary) plus (B) the Target Bonus Amount; and

(iv)            (A) all prior share Awards (as defined in the Incentive Plan or its predecessor), granted to Executive pursuant to any agreement(s) entered into prior to the Effective Date between Executive and the Company to the extent outstanding as of the date of termination that are subject to forfeiture on the date of termination shall fully vest and become non-forfeitable; provided, that any such Awards that are subject to performance-based vesting restrictions or conditions shall instead be treated in accordance with clause (C) of this Section 4(a)(iv), (B) all outstanding Time Vesting LTIP Awards, if any, that are subject to forfeiture on the date of termination shall fully vest and become non-forfeitable, and (C) all outstanding Performance Vesting LTIP Awards, if any, that are subject to forfeiture on the date of termination shall remain outstanding and continue to vest in accordance with the terms and conditions of the grant of the applicable equity award as if Executive’s employment had continued through the date on which the performance metrics are measured (and the Company shall take any action that is necessary to ensure that such equity awards remain outstanding under the Incentive Plan), and at such time such equity awards shall either be vested or forfeited based on the achievement of the applicable performance metrics (the “Continued Eligibility for Vesting”).

The amounts payable or to be provided under this Section 4(a) shall be in lieu of any amounts that would otherwise be paid or provided under Section 4(b), Section 4(c) and Section 4(d).

(b)            Non-Renewal. If the Executive’s employment is terminated based on the Company electing to not renew or extend the Employment Period on the fifth (5th) anniversary, or any subsequent anniversary, of the Effective Date, the Company shall have no further obligations to the Executive except as follows:

(i)            the Accrued Benefits;

(ii)            the Prorated Bonus; and

(iii)            (A) all outstanding Time Vesting LTIP Awards, if any, that are subject to forfeiture on the date of termination shall fully vest and become non-forfeitable, and (B) the Continued Eligibility for Vesting.

The amounts payable or to be provided under this Section 4(b) shall be in lieu of any amounts that would otherwise be paid or provided under Section 4(a), Section 4(c) and Section 4(d).

(c)            Termination Because of Death or Permanent Disability. If, during the Employment Period, the Executive’s employment terminates because the Executive dies or as a result of Permanent Disability, the Company shall have no further obligations to the Executive except as follows:

(i)            the Accrued Benefits;

(ii)            the Prorated Bonus; and

(iii)            (A) all outstanding Time Vesting LTIP Awards, if any, that are subject to forfeiture on the date of termination shall fully vest and become non-forfeitable, and (B) the Continued Eligibility for Vesting.

The amounts payable or to be provided under this Section 4(c) shall be in lieu of any amounts that would otherwise be paid or provided under Section 4(a), Section 4(b) and Section 4(d).

(d)            Change in Control Termination. If, during the Employment Period, the Company shall terminate the Executive’s employment without Cause (and other than upon the Executive’s death or Permanent Disability), or if the Executive shall terminate his employment for Good Reason, in either case, in connection with, or within twelve (12) months following, a Change in Control (any such termination of employment, a “Change in Control Termination”), the Company shall have no further obligations to the Executive except as follows:

(i)            the Accrued Benefits;

(ii)            the Prorated Bonus;

(iii)            the Company shall pay the Executive, on the 60th day following the date of termination, a lump sum amount equal to the product of two times (2x) the sum of (A) the Annual Base Salary (which shall be the Annual Base Salary prior to any reduction if the termination is for Good Reason because of a reduction in the Annual Base Salary) plus (B) the Target Bonus Amount; and

(iv)            (A) all prior share Awards granted to Executive pursuant to any agreement(s) entered into prior to the Effective Date between Executive and the Company to the extent outstanding as of the date of termination that are subject to forfeiture on the date of termination shall fully vest and become non-forfeitable; provided, that any such Awards that are subject to performance-based vesting restrictions or conditions shall instead be treated in accordance with clause (C) of this Section 4(d)(iv); (B) all outstanding Time Vesting LTIP Awards, if any, that are subject to forfeiture on the date of termination shall fully vest and become non-forfeitable, and (C) all outstanding Performance Vesting LTIP Awards, if any, that are subject to forfeiture on the date of termination shall fully and immediately vest and become non-forfeitable at the greater of (1) one hundred percent (100%) of the number of shares of Common Stock granted pursuant to each such award, or (2) the performance level that has been achieved as of the date of termination.

The amounts payable or to be provided under this Section 4(d) shall be in lieu of any amounts that would otherwise be paid or provided under Section 4(a), Section 4(b) and Section 4(c).

(e)            Condition. The Company shall not be required to make the payments and provide the benefits specified in Sections 4(a)(ii), 4(a)(iii), 4(a)(iv), 4(b)(ii), 4(b)(iii), 4(c)(ii), 4(c)(iii), 4(d)(ii), 4(d)(iii) or 4(d)(iv) hereof unless, prior to payment, the parties hereto (or the Executive’s estate in the event of Executive’s death) have entered into a release substantially in the form attached hereto as Exhibit B (for which the applicable seven-day revocation period has expired), prior to the 60th day following the date of termination, under which the Executive releases the Company, its Affiliates and their officers, directors and employees from all liability (other than the payments and benefits under this Agreement); provided, that if the time period for executing and returning the release begins in one taxable year and ends in a second taxable year, any payments shall not commence until the second taxable year. In the event that such release is not executed and delivered to the Company in accordance with this Section 4(e) prior to the 60th day following the date of termination (with the applicable seven-day revocation period having expired), the Executive shall forfeit the payments and benefits specified in Sections 4(a)(ii), 4(a)(iii), 4(a)(iv), 4(b)(ii), 4(b)(iii), 4(c)(ii), 4(c)(iii), 4(d)(ii), 4(d)(iii) or 4(d)(iv) hereof, as applicable.

(f)            Resignation from Certain Directorships. Following the Employment Period or the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign from the Board, all fiduciary positions (including as trustee) and from all other offices and positions he holds with the Company and any of its Affiliates; provided, however, that if the Executive refuses to tender his resignation after the Board has made such request, then the Board shall be empowered to tender the Executive’s resignation from such offices and positions.

5.            Certain Definitions.

(a)            For purposes of this Agreement, “Change in Control” shall mean a “Change of Control,” as defined in the Incentive Plan; provided, that notwithstanding anything to the contrary in the Incentive Plan or this Agreement, any transaction with Pershing Square Capital Management, L.P. or any of its Affiliates shall not be deemed to be a Change in Control, unless otherwise determined by the Board. For the avoidance of doubt, and notwithstanding anything to the contrary in the Incentive Plan or this Agreement, a transaction or series of transactions in which Seaport becomes a separate and independently traded company on a nationally recognized exchange shall not constitute a Change in Control for purposes of this Agreement.

(b)            For purposes of this Agreement, “Affiliate” means, with respect to any Person, (A) if such Person is not an individual, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise or any entity in which such Person has a substantial equity interest, and (B) if such Person is an individual, a spouse of such Person, or any child or parent of such Person. For purposes of this Agreement, “Person” means any individual, partnership, corporation, limited liability company, association, business trust, joint venture, business entity or other entity of any kind or nature, including any business unit of such Person.

6.            No Mitigation. In no event shall the Executive be obligated to seek or obtain other employment after the date of termination, or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, whether or not the Executive obtains other employment. The Company may offset any amounts that it owes to the Executive by any amounts that the Executive owes to the Company or its Affiliates; provided that, in no event, shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code be subject to offset by any amount unless such offset is expressly permitted under Section 409A of the Code.

7.            Potential Reductions.

(a)            Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including, without limitation, any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Executive’s payments and/or benefits under this Agreement, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero), in the following order: (i) any cash severance amount, as described in Sections 4(d)(ii) and 4(d)(iii); and (ii) any acceleration of outstanding equity compensation, as described in Section 4(d)(iv) hereof (the payments and benefits set forth in clauses (i) through (ii) of this Section 7(a), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(b)            All determinations required to be made under this Section 7, including whether an Excise Tax would otherwise be imposed, whether the Total Payments shall be reduced, the amount of any such reduction and the assumptions to be utilized in arriving at such determinations not expressly provided for herein, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company that a payment is due to be made hereunder, or such earlier time as is requested by the Executive. All reasonable fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and Executive, absent manifest error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that payments which Executive was entitled to, but did not receive as a result of application of Section 7, could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c)            The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 7 shall not of itself limit or otherwise affect any other rights of the Executive under this Agreement.

8.            Restrictive Covenants.

(a)            Non-Solicit. During the Employment Period, and for a twelve (12) month period after the Executive’s employment is terminated for any reason, the Executive shall not (except in connection with the performance of his duties for the Company) in any manner, directly or indirectly (without the prior written consent of the Company) Solicit (as defined below) anyone who is then an employee or independent contractor of the Company or its Affiliates or who was an employee or independent contractor of the Company or its Affiliates within the prior twelve (12) months to resign from the Company or its Affiliates or to apply for or accept employment with any other business or enterprise. For purposes of this Agreement, “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b)            Confidential Information. The Executive hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its Affiliates and their strategic plan and financial operations. The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Company and its Affiliates, is material and confidential, and is critical to the successful conduct of the business of the Company and its Affiliates. Accordingly, the Executive hereby covenants and agrees that he will use confidential information for the benefit of the Company and its Affiliates only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others. Notwithstanding the foregoing, the Executive shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), or (ii) with the prior written consent of the Company. Notwithstanding anything to the contrary in this Agreement, the Executive shall not be prohibited from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (ii) providing confidential information to the extent required by law or legal process or permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding; or (iv) receiving an award for information provided to any government agency that is responsible for enforcing the law.

(c)            Non-Competition. During the Employment Period, and for a twelve (12) month period after the Executive’s employment is terminated for any reason, the Executive shall not directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner participate in any business that is directly competitive with the business of the Company, either as a general or limited partner, proprietor, shareholder, officer, director, agent, employee, consultant, trustee, Affiliate or otherwise. Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding securities of any publicly traded company engaged in the business of the Company.

(d)            Survival. Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 8.

(e)            Non-Disparagement. During the Employment Period and thereafter, the Executive shall not, in any manner, directly or indirectly through another person or entity, knowingly make any false or any disparaging or derogatory statements about HHH or Seaport, any of their Affiliates or any of their employees, officers or directors. HHH and Seaport, in turn, agrees that they will not make, in any authorized corporate communications to third parties, and they will direct the members of the respective Boards and the executive officers of the Company, not to in any manner, directly or indirectly through another person or entity, knowingly make any false or any disparaging or derogatory statements about the Executive; provided, however, that nothing herein shall prevent either party from giving truthful testimony or from otherwise making good faith statements in connection with legal investigations or other proceedings.

(f)            Enforcement. If, at the time of enforcement of this Section 8, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 8. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

9.            Successors.

(a)            This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)            This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)            The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Upon the occurrence of a Change in Control, the Company will similarly require the acquiring entity to assume the Company’s obligations under this Agreement. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets (or the acquiring entity upon the occurrence of a Change in Control as described and defined above).

(d)            The Company may assign this Agreement to Seaport effective as of the date Seaport begins trading on a nationally recognized exchange without the consent of the Executive.

10.            Disputes.

(a)            Jurisdiction and Choice of Forum. Except as set forth in Section 8(f), all disputes directly or indirectly arising under or related to the employment of the Executive or the provisions of this Agreement shall be settled by final and binding arbitration under the rules of the American Arbitration Association (“AAA”) then in effect, such arbitration shall be held in New York, New York, as the sole and exclusive remedy of the parties. The arbitration shall be heard by one (1) AAA arbitrator who shall be selected by AAA. The arbitrator shall have the authority to order expedited discovery and shall set a hearing within ninety (90) days following the arbitrator’s appointment as arbitrator by the AAA. The arbitrator shall render an award and decision not later than thirty (30) days following the closing of arbitration hearing. Judgment on any arbitration award may be entered in any court of competent jurisdiction. The prevailing party in any arbitration hearing shall also be entitled to recover his/its costs and attorneys’ fees.

(b)            Governing Law. This Agreement and any disputes, claims or defenses arising under it will be governed by and construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed entirely within that State.

11.            Section 409A of the Code.

(a)            Compliance. The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to that end. The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.

(b)            Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six months plus one day after the Executive’s date of termination or, if earlier, the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c)            Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(d)            Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e)            Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)            Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

12.            Miscellaneous.

(a)            Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)            Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered, mailed by certified or registered mail, return receipt requested, or by email transmission. The parties agree that any notices shall be given at the following addresses; provided that the parties may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices:

If to the Executive:

at the Executive’s primary residential address
as shown on the records of the Company

Email: antonnikodemus@gmail.com

If to the Company:

at the Company’s corporate headquarters
Attention: Office of the General Counsel

with a copy to:

William A. Ackman, Chairman of the Board
787 11th Avenue, 9th Floor
New York, NY 10019

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)            Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)            Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)            Compliance with Dodd-Frank. All payments under this Agreement, if and to the extent they are subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), shall be subject to any incentive compensation policy established from time to time by the Company to comply with the Dodd-Frank Act. The Executive acknowledges and agrees that the Company may from time to time establish incentive compensation policies that may apply to this Agreement and the awards contemplated hereunder and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of any such incentive compensation policies from and after the effective date thereof to the extent required by securities and/or exchange rules and regulations.

(f)            No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the Company’s right to terminate the Executive for Cause pursuant to Section 3 (subject to Executive’s right to challenge such determination in accordance with the provisions set forth in Section 3), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)            No Strict Construction. It is the parties’ intention that this Agreement not be construed more strictly with regard to the Executive or the Company.

(h)            Entire Agreement. This Agreement shall supersede any other employment or severance agreement or similar arrangements between the parties, and shall supersede any prior understandings, agreements or representations by or among the parties, written or oral, whether in term sheets, presentations or otherwise, relating to the subject matter hereof. In the event of any inconsistency or conflict between any terms, definitions or conditions of this Agreement and the terms, definitions or conditions of any other agreement, the terms, definitions and conditions of this Agreement shall govern and control.

(i)            Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j)            Section References; Captions. Any reference to a “Section” herein is a reference to a section of this Agreement unless otherwise stated. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board or other duly authorized governing body, the Company has caused these presents to be executed in its name on its behalf, all effective as of the Effective Date.

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EXECUTIVE:

By	/s/ Anton Nikodemus
Anton Nikodemus

HOWARD HUGHES HOLDINGS INC.:

By	/s/ David R. O’Reilly
	Name:	David R. O’Reilly
	Title:	Chief Executive Officer

Exhibit A

The Effective Date of the Employment Agreement, dated __________________, 2023, entered into by and between Howard Hughes Holdings Inc., a Delaware corporation (“HHH”), and Anton Nikodemus shall be _________, 202__.